SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Gannett Co., Inc.
(Name of Issuer)

Common Stock, Par Value $0.01
(Title of Class of Securities)

36473H104
(CUSIP Number)

Andrew Langham, Esq.
General Counsel
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

January 13, 2016
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  / /.

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
High River Limited Partnership

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
1,075,813

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
1,075,813

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,075,813

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.93%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Hopper Investments LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
1,075,813

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
1,075,813

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,075,813

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.93%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Barberry Corp.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
1,075,813

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
1,075,813

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,075,813

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.93%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
1,788,119

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
1,788,119

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,788,119

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.55%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Offshore LP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
1,788,119

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
1,788,119

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,788,119

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.55%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Partners LP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
2,515,131

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
2,515,131

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,515,131

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.18%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Onshore LP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
2,515,131

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
2,515,131

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,515,131

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.18%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Capital LP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
4,303,250

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
4,303,250

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,303,250

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.73%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
IPH GP LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
4,303,250

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
4,303,250

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,303,250

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.73%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
4,303,250

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
4,303,250

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,303,250

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.73%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
4,303,250

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
4,303,250

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,303,250

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.73%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Beckton Corp.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
4,303,250

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
4,303,250

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,303,250

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.73%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  36473H104

1            NAME OF REPORTING PERSON
Carl C. Icahn

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) /  /

3            SEC USE ONLY

4            SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
5,379,063

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
5,379,063

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,379,063

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

14            TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.  Security and Issuer

The Schedule 13D filed with the Securities and Exchange Commission on July 9, 2015 (the "Initial 13D"), by the Reporting Persons with respect to the shares of Common Stock, Par Value $0.01 (the "Shares"), issued by Gannett Co., Inc. (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 5.  Interest in Securities of the Issuer

Item 5 of the Initial 13D is hereby amended and restated in its entirety as follows:

(a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 5,379,063 Shares, representing approximately 4.66% of the Issuer's outstanding Shares (based upon 115,458,867 Shares stated to be issued and outstanding as of October 30, 2015 in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015).

(b) High River has sole voting power and sole dispositive power with regard to 1,075,813 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 1,788,119 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,515,131 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the "Act") the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

(c) The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons and not previously reported on Schedule 13D. Except as otherwise noted below, all such transactions were sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of Reporting Person	Date of Transaction	Amount of Securities Purchased or (Sold)	Price Per Share
High River Limited Partnership	12/18/2015	(40,000.00)	16.51
High River Limited Partnership	12/21/2015	(35,920.00)	16.56
High River Limited Partnership	12/22/2015	(8,016.00)	16.44
High River Limited Partnership	12/23/2015	(24,997.00)	16.30
High River Limited Partnership	12/24/2015	(7,370.00)	16.33
High River Limited Partnership	12/28/2015	(40,000.00)	16.29
High River Limited Partnership	12/30/2015	(38,919.00)	16.43
High River Limited Partnership	12/31/2015	(1,000.00)	16.35
High River Limited Partnership	01/11/2016	(20.00)	16.25
High River Limited Partnership	01/12/2016	(10,000.00)	16.25
High River Limited Partnership	01/13/2016	(100,000.00)	16.50
High River Limited Partnership	01/13/2016	(114,682.00)	16.50

Icahn Partners LP	12/18/2015	(120,684.00)	16.51
Icahn Partners LP	12/21/2015	(84,712.00)	16.56
Icahn Partners LP	12/22/2015	(18,906.00)	16.44
Icahn Partners LP	12/23/2015	(58,951.00)	16.30
Icahn Partners LP	12/24/2015	(17,381.00)	16.33
Icahn Partners LP	12/28/2015	(94,335.00)	16.29
Icahn Partners LP	12/30/2015	(91,784.00)	16.43
Icahn Partners LP	12/31/2015	(2,358.00)	16.35
Icahn Partners LP	01/11/2016	(80.00)	16.25
Icahn Partners LP	01/12/2016	(40,000.00)	16.25
Icahn Partners LP	01/13/2016	(243,760.00)	16.50
Icahn Partners LP	01/13/2016	(268,115.00)	16.50

Name of Reporting Person	Date of Transaction	Amount of Securities Purchased or (Sold)	Price Per Share

Icahn Partners Master Fund LP	12/18/2015	(39,316.00)	16.51
Icahn Partners Master Fund LP	12/21/2015	(58,968.00)	16.56
Icahn Partners Master Fund LP	12/22/2015	(13,160.00)	16.44
Icahn Partners Master Fund LP	12/23/2015	(41,036.00)	16.30
Icahn Partners Master Fund LP	12/24/2015	(12,099.00)	16.33
Icahn Partners Master Fund LP	12/28/2015	(65,665.00)	16.29
Icahn Partners Master Fund LP	12/30/2015	(63,890.00)	16.43
Icahn Partners Master Fund LP	12/31/2015	(1,642.00)	16.35
Icahn Partners Master Fund LP	01/11/2016	(156,240.00)	16.50
Icahn Partners Master Fund LP	01/12/2016	(190,614.00)	16.50
Icahn Partners Master Fund LP	01/13/2016	(39,316.00)	16.51
Icahn Partners Master Fund LP	01/13/2016	(58,968.00)	16.56

(e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares on January 13, 2016.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 13, 2016

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By:            /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title:  Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:            /s/ SungHwan Cho
Name:  SungHwan Cho
Title:  Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page to Amendment No. 1 to Schedule 13D – Gannett Co., Inc.]